UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

STAR EQUITY HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	33-0145723
(State or other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)

53 Forest Ave. Suite 101, Old Greenwich, CT	06870
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class
Trading Symbol(s)
Name of each exchange
on which registered

Common Stock, par value $0.0001 per share
STRR
NASDAQ Global Market

Series A Cumulative Perpetual Preferred Stock, par value $0.0001 per share

STRRP
NASDAQ Global Market

Series C Participating Preferred Stock, par value
$0.0001 per share Purchase Rights

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐
Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not applicable
Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.	Description of Registrant’s Securities to be Registered.

On August 21, 2024, the Board of Directors (the “Board”) of Star Equity Holdings, Inc. (the “Company”) declared a dividend to the Company’s stockholders of record as of the close of business on September 3, 2024 (the “Record Date”), for each outstanding share of the Company’s common stock, par value $0.0001 per share (“Common Stock”), of one right (a “Right”) to purchase one one-thousandth of a share of a new series of participating preferred stock of the Company. The terms of the Rights are set forth in the Rights Agreement, dated as of August 21, 2024 (the “Rights Agreement”), by and between the Company and Equiniti Trust Company, LLC, as rights agent.

The Board entered into the Rights Agreement in an effort to preserve the value of the Company’s significant U.S. net operating loss carryforwards (“NOLs”) and other tax benefits. The Company’s ability to utilize its NOLs may be substantially limited if the Company experiences an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). In general, an “ownership change” would occur if the percentage of the Company’s ownership by one or more “5-percent shareholders” (as defined in the Code) increases by more than 50 percent over the lowest percentage owned by such stockholders at any time during the prior three years. The Rights Agreement is designed to preserve the Company’s tax benefits by deterring transfers of Common Stock that could result in an “ownership change” under Section 382 of the Code.

In general terms, the Rights Agreement imposes a significant penalty upon any person or group that acquires beneficial ownership (as defined under the Rights Agreement) of 4.99% or more of the outstanding Common Stock without the prior approval of the Board. Any Rights held by a person or group that acquires a percentage of Common Stock in excess of that threshold are void and may not be exercised.

A detailed description of the Rights Agreement and the Rights is set forth in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 22, 2024, and is incorporated by reference herein.

Item 2.	Exhibits.

Exhibit No.	Description
3.1
Certificate of Designation of Series C Participating Preferred Stock of Star Equity Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 2, 2021).

4.1	Rights Agreement, dated as of August 21, 2024, by and between Star Equity Holdings, Inc. and Equiniti Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to Star Equity Holdings, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 22, 2024).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereto duly authorized.

STAR EQUITY HOLDINGS, INC.

Dated: August 22, 2024

	By:	/s/ Richard K. Coleman
		Name:	Richard K. Coleman
		Title:	Chief Executive Chairman